Exhibit 4.08

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Dated    July 2003

(1) BRITISH ENERGY GENERATION (UK) LIMITED

(2) BRITISH NUCLEAR FUELS plc

(3) BRITISH ENERGY plc

DEED OF AMENDMENT

relating to

Deed of Amendment and Guarantee dated 31 March 2003

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

THIS DEED OF AMENDMENT is made the    day of July 2003

BETWEEN

(1)	BRITISH ENERGY GENERATION (UK) LIMITED (formerly SCOTTISH NUCLEAR LIMITED), a company incorporated in Scotland (company number SC117121) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BEG(UK) which term shall include its successors in title and permitted assigns);

(2)	BRITISH NUCLEAR FUELS plc, a company incorporated in England and Wales (company number 1002607) whose registered office is at Risley, Warrington, Cheshire WA3 6AS (BNFL which term shall include its successors in title and permitted assigns); and

(3)	BRITISH ENERGY plc, a company incorporated in Scotland (company number SC162273) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BE which term shall include its successors in title and permitted assigns), herein also referred to individually as Party and collectively as Parties as the context requires.

WHEREAS

(A)	On 31 March 2003 BEG(UK), BNFL and BE entered into a deed of amendment and guarantee (the March 2003 Deed) in connection with the agreement (as amended) relating to the supply of fuel for use in advanced gas-cooled reactors from 1 April 1989 entered into by BEG(UK) and BNFL on 30 March 1995 (the Agreement).

(B)	The Parties wish to enter into this Deed of Amendment to make certain amendments to the March 2003 Deed with regard to the Termination Conditions set out in Clause 4.1 of the March 2003 Deed and the parent-company guarantee set out in Clause 6 of the March 2003 Deed, and to amend Clause 33 of the Agreement.

NOW THIS DEED OF AMENDMENT WITNESSES as follows:

1.	INTERPRETATION

1.1 Unless the context otherwise requires or unless otherwise defined in this Deed of Amendment, words and expressions defined in, or to be construed in accordance with, the March 2003 Deed shall have the same meaning and construction when used in this Deed of Amendment.

1.2 Words importing persons or Parties shall include firms, corporations and any organisation having legal capacity.

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BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

1.3 Words importing the singular only also include the plural and vice versa where the context requires.

1.4 Headings in this Deed of Amendment are for ease of reference only and shall not be taken into consideration in the interpretation or construction of this Deed of Amendment.

2.	COMMENCEMENT

This Deed of Amendment shall take effect as at and from the date of this Deed of Amendment.

3.	AMENDMENTS

3.1 The following amendments shall be made to the March 2003 Deed to reflect the changes described in Recital B.

(a)	The following clause shall be added between clause 3.1(w) and clause 3.1(x):

“(wA) Clause 33 shall be deleted and replaced with:

‘33.	ADJUSTMENT OF THE PAYMENT PROFILES BY SNL

33.1 SNL shall have an option exercisable at any time during the term of this Agreement to accelerate payments to BNFL subject to an aggregate upper limit of [ ]* ([ ]* pounds) per annum after adjustment in accordance with Clause 33.1.2 (or such other sum as may be agreed). For this purpose:

33.1.1 SNL shall give 36 months notice (or such other notice period as may be agreed) of any intent to accelerate payment;

33.1.2 SNL and BNFL shall discuss and agree which payments under this Agreement are to be accelerated and such payments shall be adjusted by a discount rate to be agreed by the Parties and escalated in accordance with the provisions of Appendix 7 of this Agreement;

33.1.3 SNL and BNFL shall forthwith agree to and maintain a financial model to facilitate and record the application of this Clause 33; and

33.1.4 the payment profile identified in this Agreement shall be modified to reflect any Agreement reached under this Clause 33. In all other respects this Agreement shall continue in full force and effect following such modification.’”

(b)	Clause 4.1(c) shall be deleted and replaced with the following:

* Confidential treatment requested.

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BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

“BE, the Material Creditors and HMG becoming bound under agreements and/or a scheme of arrangement of BE to give effect to the terms of the Restructuring disclosed by BE to BNFL prior to or at the same time as BNFL entering into this Deed, and such agreements and/or scheme are not subject to any outstanding conditions (other than any condition in any such agreement to the effect that the unconditionality of such agreement and/or scheme is dependent upon the unconditionality of this Deed or any other document listed in Schedule 2) and are consistent with the Heads of Terms;”

(c)	Clause 4.1(g) shall be deleted and replaced with: “4.1(g) [Not Used]”.

(d)	Clause 6.5 shall be deleted and replaced with the following:

“In the event that BE ceases to be the ultimate holding company of BEG(UK), BE shall forthwith notify BNFL thereof and, at the request of BNFL, BE shall assign and part with its rights and obligations under (a) the Agreement (as amended by this Deed) and this Deed and (b) all other agreements and deeds entered into by BE, BNFL and either BEG(UK) or BEG (as the case may be) under which BE has any rights or obligations, to the ultimate holding company of BEG(UK), subject to BE being released and discharged from all obligations, duties and liabilities under the Agreement (as amended by this Deed) and this Deed and any such other agreements and deeds.”

3.2 Save as herein amended, the March 2003 Deed shall continue in full force and effect.

4.	INCONSISTENCY

4.1 In the event of any inconsistency between this Deed of Amendment and provisions contained in or incorporated into the March 2003 Deed, this Deed of Amendment shall prevail.

5. GOVERNING LAW

This Deed of Amendment shall be governed by and construed in accordance with English law.

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BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

IN WITNESS WHEREOF the Parties hereto have caused this Deed of Amendment to be duly executed as their Deed the day and year first before written.

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY GENERATION	)
(UK) LIMITED	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

The Common Seal of	)
BRITISH NUCLEAR FUELS plc	)
was hereunto affixed in the	)
presence of	)

Director

Secretary/ Director

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY plc	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

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BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

EXECUTION COPY

Dated 31 March 2003

BRITISH ENERGY GENERATION (UK) LIMITED

BRITISH NUCLEAR FUELS plc

BRITISH ENERGY plc

DEED OF AMENDMENT AND GUARANTEE

[LOGO OF FRESHFIELDS BRUCKHAUS DERINGER]

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

1

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

THIS DEED OF AMENDMENT AND GUARANTEE is made the 31st day of March 2003

BETWEEN:

(1)	BRITISH ENERGY GENERATION (UK) LIMITED (formerly SCOTTISH NUCLEAR LIMITED) (company number SC117121), a company incorporated in Scotland whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BEG(UK) which term shall include its successors in title and permitted assigns);

(2)	BRITISH NUCLEAR FUELS plc (company number 1002607), a company incorporated in England and Wales whose registered office is at Risley, Warrington, Cheshire, WA3 6AS (BNFL which term shall include its successors in title and permitted assigns); and

(3)	BRITISH ENERGY plc (company number SC162273), a company incorporated in Scotland whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (BE which term shall include its successors in title and permitted assigns).

WHEREAS:

(A) On 30 March 1995 BNFL entered into an agreement relating to the supply of fuel for use in advanced gas-cooled reactors from 1 April 1989 with BEG(UK), the said agreement being subsequently amended pursuant to the Amendment Agreements. References in this Deed to the Agreement are to the said agreement as so amended.

(B) The parties wish to enter into this Deed to make certain amendments to the Agreement with regard to the supply of fuel from 1 April 2003 to 31 March 2006 and for BE to provide a parent-company guarantee.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1 Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in, or to be construed in accordance with, the Agreement shall have the same meaning and construction when used in this Deed.

1.2 In this Deed, the following expressions shall have the following meanings:

Amendment Agreements means the agreements listed in Schedule 1 to this Deed;

BEG means British Energy Generation Limited (formerly Nuclear Electric Limited) (company number 3076445), a company incorporated in England and Wales whose registered office is at Barnett Way, Barnwood, Gloucestershire GL4 3RS;

EC Treaty means the Treaty Establishing the European Community of 25 March 1957 as from time to time amended;

Heads of Terms means the non-binding heads of terms as initialled by Mr. John Edwards and Mr. Keith Lough, on behalf of BNFL and BE respectively, on 28 November 2002;

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Historic Spent Fuel has the meaning given to the term “Fuel” in the Historic Spent Fuel Agreement;

Historic Spent Fuel Agreement means the agreement to be entered into by the parties relating to the storage and reprocessing of irradiated oxide fuel and related services in relation to Historic Spent Fuel;

HMG means the Government of the United Kingdom;

LIBOR means the three month London Inter-Bank Offer Rate for Sterling loans, quoted daily by the London edition of the Financial Times or, in the event that on a particular day that publication is not published, the three month London Inter Bank Offer Rate at 11.00am as quoted by the National Westminster Bank plc for Sterling loans or such other rate as the parties agree;

Material Creditors means the “Creditors” as defined in the Standstill Agreement;

Standstill Agreement means the standstill agreement between BE, BNFL and the other companies and creditors listed in Schedule 2 and 3 thereto, dated 14 February 2003;

Termination Conditions means the conditions set out in clause 4.1 below.

1.3 Words importing persons or Parties shall include firms, corporations and any organisation having legal capacity.

1.4 Words importing the singular only also include the plural and vice versa where the context requires.

1.5 Headings in this Deed are for ease of reference only and shall not be taken into consideration in the interpretation or construction of this Deed.

2.	COMMENCEMENT

This Deed shall take effect as at and from 1 April 2003.

3.	AMENDMENTS TO THE AGREEMENT

BEG(UK) and BNFL agree that:

3.1 The following amendments shall be made to the Agreement as at and from 1 April 2003 to reflect the changes described in Recital B.

(a)	The definition of “fuel supply period” contained in Clause 1.1 shall be deleted and replaced with the following:

“fuel supply period means the period from 1 April 1989 to 31 March 2006;”

(b)	The definitions of “Contracts”, “RPI or Retail Price Index” and “Working Day” shall be deleted and replaced, respectively, with the following:

“Contracts means (i) such of those contracts entered into by BNFL before 1 April 2003 for the provision of UOC and/or UF6 and/or Enriched UF6 and/or the conversion, enrichment and/or storage of such material as were or are proposed to be entered into for the purposes of supplying fuel to SNL under this Agreement and (ii)

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

such of those contracts entered into by BNFL after 31 March 2003 and before 1 April 2006 for the provision of UOC and/or UF6 and/or Enriched UF6 and/or the conversion, enrichment and/or storage of such material as have been or are proposed to be entered into for the purposes of supplying fuel to SNL under this Agreement solely before 1 April 2006;

RPI or Retail Price Index means the Retail Prices Index (All Items) published in the Monthly Digest of Statistics by the Office for National Statistics (or any successor entity performing an equivalent function) of the United Kingdom, which shall be used to the full precision with which it is published. In the event that the Retail Price Index is discontinued or the basis of its calculation is modified, SNL and BNFL shall adopt such alternative index as shall be specified in replacement by the body in the United Kingdom responsible for the production of such statistics or, in the absence of such alternative index being specified or the alternative being unacceptable to SNL or BNFL, such index as may be agreed;

Working Day means any day from Monday to Friday between 0900 and 1600 inclusive, other than Christmas Day, Good Friday and statutory bank holidays in England or Scotland and local public holidays in East Kilbride (or wherever else in Scotland SNL’s registered office may be situated);”

(c)	All references to “enriched uranium material”, “fuel pellet”, “UF6” and “U3O8” shall be replaced with and read as, respectively, “Enriched Uranium Material”, “Fuel Pellet”, “UF6” and “U3O8” wherever they appear throughout the Agreement and the existing definitions of “enriched uranium material”, “fuel pellet” and “UF6” shall be deleted and replaced, respectively, with the following:

“Enriched Uranium Material means products created or used during the processing of enriched fuel including but not limited to UF6, U02 and UOC powders, Fuel Pellets and process residues;

Fuel Pellet means a uranium dioxide pellet manufactured to meet a Contract Specification;

UF6 means natural uranium hexafluoride which has been accepted by the relevant supplier holding such material;”

(d)	The following definitions shall be added to Clause 1.1:

“Affiliate means, in relation to a Party, a company over which that Party has control or which controls that Party or which is controlled by the same company as controls that Party (and, for the purposes of this definition, control has the meaning given to such term in Section 840 of the Income and Corporation Taxes Act 1988);

Assay means the total weight of U235 isotope divided by the total weight of all uranium isotopes expressed as a weight percent (wt%);

Enriched UF6 means uranium hexafluoride having a content of the isotope uranium 235 higher than 0.711% w/w;

Financial Year 2003 means the financial year ending 31 March 2003;

Group means, in relation to a Party, that Party and each Affiliate of that Party; and Group Company means any company within such a Group;

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

LCIA means the arbitral institution formerly known as the London Court of International Arbitration;

LMA means the Liabilities Management Authority or any other body established by the Government of the United Kingdom for the purpose of assuming responsibility for cleaning up the “nuclear legacy”, as defined in and contemplated by the White Paper;

NE Agreement means the agreement between BNFL and Nuclear Electric Limited dated 3 June 1997 relating to the supply of fuel for use in advanced gas-cooled reactors from 1 April 2000 as amended;

New BEG(UK) Fuel Supply Agreement means the Agreement for the Supply of Fuel for use in Advanced Gas Cooled Reactors from 1 April 2006 to be entered into between BNFL, British Energy Generation (UK) Limited (formerly SNL) and British Energy plc;

New BNFL means a new company to be created pursuant to the restructuring of BNFL and its businesses in connection with the establishment of the LMA, as such restructuring is referred to in and contemplated by the White Paper;

New Contracts means such of those contracts entered into by BNFL for the provision of UOC and/or UF6 and/or Enriched UF6 and/or the conversion, enrichment and/or storage of such material as have been or are proposed to be entered into for the purposes of supplying Fuel to SNL from 1 April 2006 under the New BEG(UK) Fuel Supply Agreement, excluding the Contracts;

New Uranics Commitment means the exercise of an option under, the extension of the term of, or the renegotiation of, any agreement between BNFL and a counterparty to a Contract for the purposes, whether in whole or in part, of supplying fuel to SNL from 1 April 2006;

Stock and Procurement Strategy means the Stock and Procurement Strategy (as defined) under the NE Agreement;

UOC means natural uranium ore concentrate, also known as U3O8 (or triuranium octoxide), which has been accepted by the relevant supplier holding such material;

Uranics Review Board means the Uranics Review Board (as defined) under the NE Agreement;

Uranium Material means uranium in any form, including UOC, UF6 or Enriched Uranium Material;

White Paper means the White Paper published by the Government of the United Kingdom with command number 5552 entitled “Managing the Nuclear Legacy: A Strategy for Action”, presented to Parliament by the Secretary of State for Trade and Industry in July 2002;”

(e)	The following clause shall be inserted after Clause 1.4:

“1.5 All references to £ shall refer to pounds sterling.”

(f)	Clause 2 shall be deleted and replaced with:

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

“DURATION OF AGREEMENT

2.1	This Agreement shall be deemed to have commenced on 1 April 1989 and, subject to the provisions of Clauses 22 (Force Majeure), 24 (Non Performance) and 30 (Termination and Survival), shall continue in force until 31 March 2006.”

2.2	Subject to Clause 2.3:

2.2.1	On 31 March 2006, SNL will:

(a)	purchase all stocks of U308, natural UF6 and Enriched UF6 from BNFL which have been acquired by BNFL in order to meet the requirements of SNL reasonably anticipated under this Agreement, and that at a price equal to the cost of acquisition to BNFL of all such stocks (so long as such costs of acquisitions are reasonable); and

(b)	accept an assignment (in a form to be agreed between the parties and subject to all requisite consents) of all contracts which BNFL has entered into in order to meet the requirements of SNL reasonably anticipated under this Agreement.

2.2.2 The price payable by SNL pursuant to Clause 2.2.1(a) shall be payable in full within 7 Working Days of the date on which the Parties shall agree the level (in tonnes), Assay (in the case of Enriched UF6) and cost price of such stocks, or if the Parties cannot agree, the date on which the same may be determined by an arbiter pursuant to Clause 28.

2.3	If the New BEG(UK) Fuel Supply Agreement comes into force in accordance with its terms, Clause 2.2 shall not apply.”

(g)	Clause 4.2 shall be deleted and replaced with:

“4.2 BNFL shall provide all materials and services necessary to manufacture and deliver fuel to AGR power stations throughout the fuel supply period, save that in the case of any fuel elements due for delivery in the period from 1 April 1989 to 31 March 1996, BNFL shall not be required to supply uranics”.

(h)	The following clause shall be inserted after Clause 4.2:

“4.2A	In the period 1 April 2005 to 31 March 2006, BNFL shall:

4.2A.1	comply with the Stock and Procurement Strategy proposed by BNFL pursuant to clause 3.8 of the NE Agreement and with the final Security of Supply Policy under the NE Agreement during such period in procuring uranics for the purposes of manufacture into fuel for delivery to SNL pursuant to Clause 4.2;

4.2A.2	provide to SNL a report (the Portfolio Management Report) containing, information regarding the items listed in Appendix 21 on or before 1 May 2005, and an update (the Quarterly Update to the Portfolio Management Report) to the information set out in the relevant Portfolio Management

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Report on or before the last Working Day of each calendar quarter thereafter (containing the information set out in Appendix 21). The purpose of the Portfolio Management Report is to provide SNL with information for its internal business planning;

4.2A.3	(subject to Clause 4.2A.1) use all reasonable endeavours to ensure that the value of uranic stocks procured to supply fuel to SNL pursuant to this Agreement, does not exceed £25 million on 31 March 2006; and

4.2A.4	the Uranics Review Board operating during such period shall take into account considerations relating to BNFL’s procurement of uranics pursuant to this Agreement.”

(i)	Clauses 4.8, 4.9 and 4.10 shall be deleted and replaced with:

“4.8 From 1 April 2005, BNFL shall provide to SNL, within 7 days of the end of each quarter, a statement of Enriched Uranium Material (other than the allowance for process losses) held at Springfields for the purpose of supplying fuel to SNL under this Agreement. This statement shall be known as the Enriched Uranium Statement (WIP) and shall be in the format shown in Appendix 9 of this Agreement.

4.9 From 1 April 2005, BNFL shall provide to SNL, by 30 April, 31 July and 31 January in each year, a statement giving a breakdown of Enriched Uranium Material held at Springfields for the purpose of supplying fuel to SNL under this Agreement. It is recognised by SNL that the breakdowns will constitute BNFL’s best estimate of the stock position. This statement shall be known as the Enriched Uranium Breakdown Statement and shall be in the form of Appendix 5 of this Agreement. The statement provided on 30 April, 31 July and 31 January shall relate to the position on the preceding 31 March, 30 June and 31 December, respectively.

4.10 From 1 April 2005, BNFL shall provide to SNL, by 31 October in each year, a uranium breakdown statement based on the September Physical Inventory Verification audit carried out by Euratom on behalf of the International Atomic Energy Agency. The statement shall be known as the Enriched Uranium Breakdown Statement (PIV) and shall be in the format shown in Appendix 6 of this Agreement.”

(j)	Clause 4.12 shall be deleted and replaced with:

“4.12	From 1 April 2003, BNFL shall not enter into a New Contract or New Uranics Commitment:

4.12.1	with a value (calculated by deriving the sum of all years of the contract from 1 April 2006 by multiplying the annual base quantity of the contract for each year of the contract by the base price for that year, and factoring this by the relevant exchange rate if necessary, or if the price is market based, by multiplying the total base quantity of the contract for all years of the contract after from 1 April 2006 by the relevant market price at the time of submission, and factoring this by the relevant exchange rate if necessary) exceeding [ ]*; or

* Confidential treatment requested.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

4.12.2	which extends beyond 31 March 2006, with any other member of the BNFL Group or any company in which a member of the BNFL Group has the ability to exercise or right to obtain direct or indirect control over that company’s affairs, in particular (without prejudice to the generality of the foregoing) the possession or entitlement to acquire 30% or more of the voting shares in that company, without the prior written consent of SNL (such consent not to be unreasonably withheld or delayed).”

(k)	Clause 5.1.3 shall be deleted and replaced with:

“5.1.3	Charges for fuel fabrication of existing designs within the quantity range described in Clause 7.1.1 in the period 1 April 2003 to 31 March 2006 will comprise 3 elements Ao, Bo and Uo. Ao will be an annual fixed charge payable in 12 equal monthly instalments (the Monthly Standing Charge) according to the following table:

Year	Monthly instalment of Annual Fixed Charge Ao. £
2003/4	[ ]*
2004/5	[ ]*
2005/6	[ ]*

Bo shall be a sum of [ ]* per fuel element delivered during the fuel supply period and Uo shall be a sum calculated in accordance with the provisions of Appendix 11.

The above charges shall be Escalated from 1 October 1989 and shall cover all the costs and liabilities associated with providing the said fuel elements except where specifically provided for elsewhere in this Agreement or other Agreements with SNL.”

(l)	The following clauses shall be added after Clause 5.15.1.1:

“5.15.1.1.1	If an accurate value for the annual charge (Ao) is not available, then SNL shall pay to BNFL on the first Working Day of each month an instalment of the estimated monthly standing charge (Aoest) calculated in accordance with Appendix 16 payable for the Year in which that month occurs PROVIDED THAT BNFL has invoiced SNL for such instalment no later than 38 days prior to the end of the month preceding the month in which the instalment is due to be paid.

5.15.1.1.2	Any difference between the actual value of the annual charge (Ao) and the estimated annual charge (Aoest) will be reconciled in accordance with Appendix 7.”

(m)	Clause 5.21 shall be deleted and replaced with “5.21 [NOT USED]”.

* Confidential treatment requested.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

(n)	The following clause shall be added after Clause 5.22:

“5.23	The monthly standing charges Ao set out in Clause 5.1.3 shall be reduced by the amounts set out in Appendix 15.”

(o)	The following clauses shall be added after Clause 7.4.2:

“7.4.3	SNL shall confirm prior to the date the delivery is due to take place, as referred to in Clause 12.1, any changes to burnable poison cable requirements for said delivery in accordance with Appendix 17; and

7.4.4	SNL shall provide, on a quarterly basis, forecasts of the fuel requirements for such a period that a combination of forecasts and firm orders is provided for the higher of 12 months and (n+3) months (where “n” is as defined in Clause 3.6.2 of NE Agreement). The forecasts shall as a minimum detail SNL’s fuel requirements by Assay on a monthly basis. SNL shall use reasonable endeavours to ensure that the forecasts accurately reflect its expected fuel requirements.”

(p)	Clause 13.1 shall be deleted and replaced with:

“13.1	If, before irradiation, SNL demonstrates or BNFL advises that any fuel element or ancillary component does not comply with the Contract Specifications including for U02 in respect of any fuel delivered between 31 March 1996 and 31 March 2006 unless such non-compliance is caused by the negligence or wilful default of SNL, its servants or agents or, as a result of deterioration of the fuel resulting from storage at SNL sites after unpacking, then unless SNL agrees to accept the said fuel notwithstanding such non-compliance with the Contract Specifications, BNFL shall, at its discretion and within a reasonable time either:

13.1.1	rectify the fuel element or ancillary component at the appropriate AGR power station or at Springfields so that it complies with the Contract Specifications; or

13.1.2	replace the fuel element or ancillary component provided that it has been returned to BNFL and shall bear the cost of rectification or replacement as the case may be including any uranic recovery costs PROVIDED THAT subject to the consent of SNL, BNFL may, in respect of any fuel element or ancillary component returned to them under this Clause and instead of the alternatives set out in Clauses 13.1.1 and 13.1.2, credit SNL with a sum which shall, in the case of a fuel element, take into account the charge which would have been payable for and appropriate to the fuel element if it had been due for delivery on the date on which it was so returned or, in the case of an ancillary component, take into account the charge which would have been payable for the ancillary component if it had been due for delivery as aforesaid. For the avoidance of doubt, in respect of any fuel elements delivered prior to 31 March 1996, BNFL will be responsible for the recovery of the enriched U02 content of the fuel so affected including any process losses and will carry out such recovery in a timely manner and will credit such recovered enriched U02 to SNL’s account at Springfields.”

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

(q)	In Clause 20.5, the definitions of “BNFL Group Company”, “subsidiary” and “holding company” shall be deleted.

(r)	Clause 21.1 shall be deleted and replaced with:

“21.1	Neither Party shall, save as is set out in the remainder of this Clause 21, have any right to assign or to part with or to sub-contract any of its rights and obligations under this Agreement without the prior written consent of the other Party. Such consent may only be withheld if an assignment is not Reasonable.

For the purposes of this Clause an assignment shall be Reasonable if:

21.1.1	the intended assignor can demonstrate that the intended assignee is financially and technically competent to carry out the obligations of this Agreement, and in particular the financial obligations; and

21.1.2	if so requested in writing by the non-assigning Party, an appropriate parent-company guarantee is provided from the intended assignee’s parent company, if any, or the intended assignee enters into a further agreement in relation to this Agreement containing such reasonable provisions as the non-assigning Party would reasonably need to ensure that the intended assignee is able to carry out the obligations of this Agreement until each and every obligation has been fully discharged.”

(s)	Clauses 21.2 and 21.3 shall be deleted and replaced with:

“21.2	It is acknowledged and agreed by SNL that BNFL may, upon or at any time after the establishment of the LMA, assign or part with or sub-contract any of its rights and obligations under this Agreement to the LMA to the extent required by or in consequence of, or to take a benefit available by reason of, any relevant legislation. No consent under Clause 21.1 shall be required for an assignment under this Clause 21.2.

21.3	It is acknowledged and agreed by SNL that BNFL may assign or part with or sub-contract any of its rights and obligations under this Agreement to New BNFL with the prior written consent of SNL, such consent not to be unreasonably withheld (but for the purposes of this Clause 21.3, the definition of “Reasonable” in Clause 21.1 shall not apply). For the avoidance of doubt the Parties acknowledge that, in determining whether or not consent has been unreasonably withheld, any considerations may be taken into account, including without limitation those specified in Clauses 21.1.1 and 21.1.2.

21.4

It is acknowledged and agreed by BNFL that SNL may at any time assign or part with or sub-contract any of its rights and obligations under this Agreement to any SNL Group Company which holds a nuclear site licence in respect of any of SNL’s AGR power stations or NE’s advanced

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

gas-cooled reactor power stations. No consent under Clause 21.1 shall be required for an assignment under this Clause 21.4.

21.5	It is acknowledged and agreed by SNL that BNFL may at any time assign or part with or sub-contract any of its rights and obligations under this Agreement to any BNFL Group Company, subject to a parent-company guarantee being provided by BNFL with the liability of the parent company in relation to each obligation guaranteed not being greater than that which BNFL would incur in respect of that obligation. No consent under Clause 21.1 shall be required for an assignment under this Clause 21.5.”

(t)	Clause 28 shall be deleted and replaced with:

“DISPUTE RESOLUTION

28.1	Subject to Clause 28.3, in the event a dispute, controversy or claim arises out of or in connection with this Agreement (including any question regarding its existence, validity or termination) (Dispute), a Party may give the other Party notice that a Dispute has arisen (a Dispute Notice). Following the service of the Dispute Notice the Parties shall use all reasonable endeavours to settle such Dispute amicably within a period of 60 calendar days (or such longer period as the Parties may mutually agree) starting from the date of receipt of the Dispute Notice by the relevant Party. In the event that the Parties are unable to settle any Dispute within such 60 calendar day period (or such longer period), then such Dispute shall be referred for resolution by negotiation between the respective Chief Executives of British Energy plc and BNFL. If the Parties are unable to settle a Dispute by such negotiation within 60 calendar days (or such longer period as the Parties may mutually agree) of it being referred to the Chief Executives, then such Dispute shall be referred to arbitration in accordance with the terms of Clause 28.2.

28.2	Subject to Clause 28.1, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause. The tribunal shall consist of one arbitrator. The seat of the arbitration shall be London. The language of the arbitration shall be English.

28.3	Any matter subject to determination by an Expert pursuant to Appendix 20 shall not be subject to Clauses 28.1 and 28.2.”

(u)	Clause 29 shall be deleted and replaced with “29 [NOT USED]”.

(v)	An additional sub-clause shall be inserted in Clause 30 as follows:

“Termination of this Agreement does not affect a Party’s accrued rights and obligations at the date of termination.”

(w)	Clause 31.1 shall be deleted and replaced with:

“31.1

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreement(s) or arrangements between the Parties in relation thereto. No prior or collateral representation, promise, warranty or condition made or given by either of the Parties to the other Party and not contained herein

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

shall be binding upon any of them and no amendment, modification or extension of this Agreement or waiver of any of the terms and conditions hereof shall be binding upon either of them unless it is Agreed in writing by duly authorised representatives of each of the Parties. For the avoidance of doubt, this Clause 31.1 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by any Party or any of its Connected Persons, where Connected Person means in each case, to the extent that they are involved on behalf of a Party, (a) a Party’s officers, employees, group undertakings, agents and advisers; (b) officers, employees, agents and advisers of a Party’s group undertakings and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such agent or adviser.”

(x)	The following clause shall be added after Clause 34:

“NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

35. A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.”

(y)	In Appendix 1, the Planned Life of Hunterston B shall be amended to read “35 years”.

(z)	Appendix 5 shall be amended by deleting column 1 of the table contained in Appendix 5 and replacing it with columns 1a and 1b entitled [UF6 not in WIP] and [UF6 in WIP] respectively.

(aa)	Appendix 6 shall be amended by deleting column 1 of the table contained in Appendix 6 and replacing it with columns 1a and 1b entitled [UF6 not in WIP] and [UF6 in WIP] respectively.

(bb)	Appendix 7 shall be deleted and replaced with:

“APPENDIX 7

ESCALATION FORMULA

FUEL FIXED AND VARIABLE CHARGES

The elements of the fixed Ao and variable Bo, Uo and INC charges set out in this Agreement are stated in either 1 October 1989, 1 August 1995, 1 April 1996, 1 January 1997 or Financial Year 2003 money values as stated in the specific clauses and shall be escalated in accordance with the following formulae:

For all charges escalated monthly from October 1989, August 1995, April 1996, January 1997 (or such other month as is agreed) and D1 escalated monthly from Financial Year 2003	Cy =	CoRm	For Charges (other than D1) escalated annually from Financial Year 2003	Cy =	CiRy
		Ro			Ri

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Where, unless otherwise stated:

Cy	is the relevant charge as escalated;

Co	is for all charges with the exception of D2 the base charge in October 1989, August 1995, April 1996, January 1997 (or such other date as is agreed) money values as appropriate; and is for D1 the base charge in Financial Year 2003 money values;

Ci	are the base values of [ ]* and [ ]* used in the calculation of D2;

Rm	is the Retail Price Index for the month in which the event occurs which gives rise to the charge due and shall be estimated as follows if the Retail Price Index for the month in question is not available:

Rm = Rmn + n(Rmn – Rmn3);
3

Where

m	is the month for which the Retail Price Index is to be estimated;

n	is the number of months between the month of payment and the month in which the Retail Price Index has been most recently published;

Rmn	is the Retail Price Index for the month in which the index has been most recently published;

Rmn3	is the Retail Price Index for the month three months prior to Rmn;

Ro	is for all charges with the exception of D2 the appropriate Retail Price Index for the months of October 1989 (which is 117.5), August 1995 (which is 149), April 1996 (which is 152.6), January 1997 (which is 154.4) or such other month as is agreed; and is for D1 the Retail Price Index Ri as defined below;

Ri	is derived by summing the 12 monthly Retail Price Indices for the period from 1 April 2002 until 31 March 2003 and dividing the summation by 12; and

Ry	is the Retail Price Index for the Year in which the event occurs which gives rise to the charge due, derived by summing the 12 monthly Retail Price Indices for that Year and dividing the summation by 12 or by other agreement between the Parties.

14 days prior to the date on which BNFL is required to invoice SNL the Retail Price Index for the relevant Year shall be estimated according to the following formula:

* Confidential treatment requested.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Ryest	is the estimated Retail Price Index for the Year in which the event occurs which gives rise to the charge due, derived by summing the 12 monthly Retail Price Indices for that Year and dividing the summation by 12.

Where a monthly Retail Price Index is not available it will be determined in accordance with the formula for Rm above.

Upon the later of (a) publication of the Retail Price Index for the month of March in each Year hereunder and (b) the derivation of the final values for OEP for the Year in accordance with Appendix 20 (such date being referred to as the Reconciliation Date), BNFL shall calculate the value of all sums which would have been payable by either SNL or BNFL during that Year had the Retail Price Indices and Outturn Electricity Prices been known at the times of invoicing and shall within 21 days after the Reconciliation Date render to SNL an adjusting invoice or credit note as the case may be equal in value to the difference between such calculated value and the value of the sums actually paid by SNL and BNFL in that Year. Payment by either SNL or BNFL shall be due 38 days after the date of the invoice or credit note as the case may be.

In the event that the Reconciliation Date is later than 35 Working Days after the end of the Year to which it applies, an interim reconciliation shall take place using the best data available on the 35th Working Day after the end of the Year. In such a case, invoicing and settlement on the basis of such data shall take place as outlined above as if the Reconciliation Date were the 35th Working Day after the end of the Year. Following such an interim reconciliation, subsequent reconciliations (including any final reconciliation as outlined above) for that Year shall take place in the following circumstances and no other:

(i)	In the event of manifest error in any relevant calculation or data used;

(ii)	In the event of the resolution of any relevant dispute between SNL and BNFL;

(iii)	If either SNL or BNFL believes in good faith that the impact of updated information will affect payments by more than £[ ]*; or

(iv)	With the Agreement of SNL and BNFL.

ANCILLARY COMPONENT CHARGES

For the purposes of escalation of the ancillary component charges set out in Appendix 12, Rm is as defined above.”

(cc)	Paragraph 29 of Appendix 11 and the words “VARIABLE PRICE PER TONNE FOR FUEL ELEMENTS POST 1 APRIL 2006” appearing immediately above paragraph 29 of Appendix 11 shall be deleted.

(dd)	The following appendixes shall be added after Appendix 14:

* Confidential treatment requested.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

“APPENDIX 15

DISCOUNTS TO THE FIXED CHARGE

The following discounts ((1-Pi)*D1) being the fixed discount and ((1-Pi)*D2) being the electricity price dependent discount shall be applied to the fixed charge as required by Clause 5.23:

Where

(1-Pi)	is the final SNL annual fixed charge discount proportion, (Pi being a value between zero and one) jointly agreed by NE and SNL and notified to BNFL, by SNL under this Agreement and by NE under the NE Agreement, for use in the annual reconciliation. For the avoidance of doubt, Pi shall have the same numerical value when used both in this Agreement and in the NE Agreement.

The Fixed Discount

In each of the Years 2003/4, 2004/5 and 2005/6 an annual discount paid monthly of

((1-Pi)*D1) shall be applied

where D1 is [ ]*

The Electricity Price Dependent Discount

In each of the financial Years 2003/4, 2004/5 and 2005/6 an annual discount paid monthly of ((1-Pi)*D2) shall be applied as follows:

D2 equals the variable discount derived as follows:

D2 = the higher of (i) zero and (ii) the lower of [            ]* and (([            ]* minus OEP)*5.0TWh)

Where OEP is derived in accordance with Appendix 20, and shall be specified to five significant figures.

The sums of [ ]*, [ ]* and [ ]* are quoted in Financial Year 2003 money values and will be Escalated in accordance with Appendix 7. The multiplier of 5.0TWh is a fixed figure and shall not be subject to Escalation.

In executing the algorithms outlined in this Appendix 15, all calculations will be performed to the maximum normal computational accuracy, with no imposed rounding to specific levels of precision.

* Confidential treatment requested.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 16

ESTIMATION OF CHARGES FOR THE FOLLOWING YEAR

14 days prior to the date BNFL must invoice SNL in accordance with Clause 5.15 the estimated Annual Fixed Charge Aoest for the month of invoice shall be calculated according to the following formula.

Aoest	= A1est minus ((1-Piest)*D1est) minus ((1-Piest)*D2est) minus D3est

Where:

A1est	is the value of the annual fixed charge stated as Ao in Clause 5.1.3 for the relevant month Escalated in accordance with Appendix 7.

Piest	is for monthly invoicing purposes the fixed charge discount proportion agreed jointly between NE and SNL and notified to BNFL by SNL under this Agreement and by NE under the NE Agreement prior to the said 14 days specified above to be employed in the invoice for the specified month, and being a value between zero and one. For the avoidance of doubt, Piest shall have the same numerical value when used both in this Agreement and in the NE Agreement.

D1est	is the estimated Escalated value of D1 for the relevant Year derived in accordance with Appendix 7.

D2est	is the estimated value of D2 for the Year derived using a forecast value of OEP (= OEPest) and Escalating the terms in the equation defining D2 above in accordance with Appendix 7.

Where OEPest is derived in accordance with Appendix 20, and shall be specified to five significant figures.

D3est	is the estimated value of the discount related to the modification of manufacturing routes obtained from Annex 2 of Appendix 13 and Escalated in accordance with Appendix 7.

The fixed charge invoiced in each month shall be adjusted such that the Year to date value of the discount D2 as invoiced at that month end, equals the latest projected cumulative Year to date value of the discount D2 applicable at that month end.

In executing the algorithms outlined in this Appendix 16 all calculations will be performed to the maximum normal computational accuracy, with no imposed rounding to specific levels of precision.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 17

AGR BURNABLE POISON CABLE FLEXIBILITY

Whereas the Parties wish to trial certain methods for introducing further flexibilities to the fuel ordering process, the Parties propose to operate revised arrangements for a trial period from 1 April 2003.

1.	Subject to both SNL and NE giving two months advance notice to BNFL, the arrangements detailed herein may be terminated with effect from or after 1 April 2004.

2.	Unless and until both NE and SNL give notice of reversal under the provisions of paragraph 1 hereof, the following shall continue in effect from 1 April 2003.

3.	When placing a firm order for fuel pursuant to Clause 7 SNL shall provide the combination in terms of number of cables and their gadolinium density for each Fuel Element applicable to that order.

4.	SNL shall be entitled to amend the said cable combination at any time up to the third Friday of the third Month prior to delivery up to a maximum additional overall cable requirement of 1400 cables applying to all 7 advanced gas-cooled reactor power stations operated by NE and SNL combined, with no limitation on changes from cabled to uncabled or vice versa. SNL shall use all reasonable endeavours to provide the most accurate information in terms of cabling requirements.

5.	Recognising that SNL in the past has amended its cable requirements at the third week of the third month prior to delivery and that due to unforeseen circumstances stations may need to change cable requirements after this date, SNL shall also be entitled up to two calendar months prior to delivery to increase or decrease cables, up to a further maximum additional overall cable requirement of 1400 applying to all 7 advanced gas-cooled reactor power stations operated by SNL and NE combined, with a maximum net change at any time during each delivery period from cabled to uncabled, or vice versa, of four stringers worth of Stage 3 fuel.

6.	BNFL will use all reasonable endeavours to meet SNL’s reasonable requirements above and beyond the flexibility provided in this Appendix.

7.	All charges for this arrangement are made under the NE Agreement.

8.	The aforementioned arrangements shall be reviewed periodically by the Parties until at least 31 December 2003 after which NE and SNL are required to provide a minimum of two months notice of their requirement to terminate this arrangement.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 18

[NOT USED]

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 19

[NOT USED]

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 20

CALCULATION OF OUTTURN ELECTRICITY PRICE

Intention

The Parties agree that it is their intention to establish a price index that reflects the baseload wholesale electricity price that the SNL Group’s advanced gas-cooled reactor generation would be exposed to, subject to a specified treatment of any future environmental legislation. This price index (the Outturn Electricity Price or OEP) will be used to calculate rebates and surcharges on contractual payments for fuel and receipt of spent fuel and so provide the SNL Group with a partial hedge of the electricity price risk associated with its advanced gas-cooled reactor output.

The price is calculated on the basis of publicly available market price indicators, with a weighting of 75% to contracts sold for a season during the preceding six months, and the remaining 25% to contracts sold on a month-ahead basis. For the Year commencing on 1 April 2003, an annual pricing mechanism shall be used in place of the seasonal calculation, so as to ensure consistency of value with the non-binding heads of terms as initialled by Mr. John Edwards and Mr. Keith Lough, on behalf of BNFL and British Energy plc respectively, on 28 November 2002.

The Parties will establish a means of calculating, before all of the data are available that are required to calculate the Outturn Electricity Price for a particular Year, a forecast of the Outturn Electricity Price for that Year (Forecast Outturn Electricity Price).

In this Appendix 20, the AGR Power Stations shall mean SNL’s AGR power stations and the NE AGR Power Stations shall mean NE’s advanced gas cooled reactor power stations.

1.	THE OUTTURN ELECTRICITY PRICE

Definitions

Actual Level of AGR Generation – defined in section 3.

Additional AGR Environmental Value – for any Year, the additional effective price achievable by baseload advanced gas-cooled reactor generation beyond that captured in Initial Outturn Electricity Price, that arises directly from Environmental Legislation. The calculation of such achievable price shall take into account the potential to access the most favourable price across different market segments (including for the avoidance of doubt sales directly to consumers), net of the incremental costs of accessing such market segments to achieve such prices or any other costs imposed on nuclear generation associated with such Environmental Legislation. For the avoidance of doubt, the Additional AGR Environmental Value may only be a positive number or zero.

Agreed Price Reporter – A Price Reporter whose prices the Parties have agreed or the Expert has determined should be included in making the calculations required in this contract.

Average Price for the Month – the arithmetic mean of the Daily Price for the Month across all Trading Days that fall predominantly within the period from the start of the previous Pricing Month to its end.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Average Price for the Season – the arithmetic mean of the Daily Price for the Season across all Trading Days that fall predominantly within the period from the start of the previous Pricing Season to its end.

Average Price for the Year – for any Year, the arithmetic mean across all Trading Days within the two Pricing Seasons that fall predominantly within the previous Year and across both Pricing Seasons that fall predominantly within the Year, of the Daily Price for the Season for the two Pricing Seasons that fall predominantly within the Year.

Daily Price for the Month – for any Trading Day, the volume-weighted mean across all Agreed Price Reporters of the prices of contracts traded on that Trading Day for baseload electricity for a particular Pricing Month. In the event that no such trades are reported by any Agreed Price Reporter for that Trading Day, the arithmetic mean of the bid and offer prices quoted on that day across all Agreed Price Reporters for the relevant Pricing Month shall be used in place of the mean of the prices of contracts traded.

Daily Price for the Season – for any Trading Day, the volume-weighted mean across all Agreed Price Reporters of the prices of contracts traded on that Trading Day for baseload electricity for a particular Pricing Season. In the event that no such trades are reported by any Agreed Price Reporter for that Trading Day, the arithmetic mean of the bid and offer prices quoted on that day across all Agreed Price Reporters for the relevant Pricing Season shall be used in place of the mean of the prices of contracts traded.

Environmental Legislation – any carbon tax, exemption of nuclear generation from the Climate Change Levy, or any other climate change related measure put in place by the Government of the United Kingdom subsequent to 29 November 2002 which affects the value of nuclear generation (but for the avoidance of doubt excluding any changes in rates payable by NE or SNL).

Fuel Contract Equivalent Electricity Volume – shall be 5 TWh.

Initial Outturn Electricity Price – (a) for the Year ending 31 March 2004, the sum of 0.75 times the Average Price for the Year and 0.25 times the arithmetic mean of each Average Price for the Month for the twelve Pricing Months falling predominantly within that Year; and (b) for each subsequent Year, the sum of 0.75 times the arithmetic mean of each Average Price for the Season for the two Pricing Seasons falling predominantly within that Year and 0.25 times the arithmetic mean of each Average Price for the Month for the twelve Pricing Months falling predominantly within that Year.

Outturn Electricity Price – for any Year, the Initial Outturn Electricity Price plus the Additional AGR Environmental Value minus (the Prior Contract Value Pass-through divided by (the sum of 50% of the Actual Level of AGR Generation and the Fuel Contract Equivalent Electricity Volume)).

Price Reporter – an organisation which regularly publishes price indices and/or traded prices that are generally accepted to correspond closely with the fair price obtainable in the market for baseload wholesale electricity contracts in the English and Welsh market (or following the introduction of the British Electricity Trading and Transmission Arrangements (BETTA), the English, Welsh and Scottish market) covering Pricing Seasons and Pricing Months.

Pricing Month – a period of time for delivery of electricity, usually either 4 or 5 weeks in length, that corresponds to the delivery period for electricity contracts referred to as “months” in the reports compiled by the Agreed Price Reporters.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

Pricing Season – a period of time for delivery of electricity, usually 26 weeks in length, that corresponds to the delivery period for electricity contracts referred to as “seasons” (either summer or winter) in the reports compiled by the Agreed Price Reporters.

Prior Contract Value Pass-through – for any Year, the financial equivalent of all benefits arising from Environmental Legislation passed from any company within the SNL Group to third parties other than BNFL as a result of contracts already in force as at 29 November 2002.

Trading Day – any day, other than a Saturday, a Sunday, Christmas Day, Good Friday, or a day which is a bank holiday in England within the meaning of the Banking and Financial Dealings Act 1971.

2.	THE FORECAST OUTTURN ELECTRICITY PRICE

Definitions

Forecast AGR Generation in Year – The sum of Forecast NE AGR Generation in Year and Forecast SNL AGR Generation in Year.

Forecast NE AGR Generation in Year – The latest forecast provided by SNL to BNFL of the total metered generation delivered by the NE AGR Power Stations to the electricity transmission system within the current Year. This will be on a basis consistent with any external announcements of forecast advanced gas-cooled reactor generation adjusted to be net of transmission losses as applicable.

Forecast SNL AGR Generation in Year – The latest forecast provided by SNL to BNFL of the total metered generation delivered by the AGR Power Stations to the electricity transmission system within the current Year. This will be on a basis consistent with any external announcements of forecast advanced gas-cooled reactor generation adjusted to be net of transmission losses as applicable.

Forecast Average Price for the Month – (a) The Forecast Average Price for the Month for a Pricing Month that falls wholly or partly in the past shall equal the Average Price for the Month for that Pricing Month. (b) The Forecast Average Price for the Month for Pricing Months that fall wholly in the future (but excluding the first Pricing Month that falls wholly in the future) shall equal the Spot Balance of Season Price for the Pricing Season in which the Pricing Month falls. (c) The Forecast Average Price for the Month for the first Pricing Month that falls wholly in the future shall equal:

((d * (Arithmetic mean of the Daily Price for the Month calculated over the first d Trading Days for which data are available of the current Pricing Month)) + ((n-d)*(the Daily Price for the Month calculated on Trading Day d of the current Pricing Month for which data are available)))/(n)

where d is the number of Trading Days for which data are available at the point of calculation and n is the total number of Trading Days in the current Pricing Month

Forecast Average Price for the Season – (a) Prior to the start of the Pricing Season the Forecast Average Price for the Season shall equal

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

((D’ * (Arithmetic mean of the Daily Price for the Season on the first D’ Trading Days for which data are available of the previous Pricing Season)) + ((N’-D’)*(the Daily Price for the Season calculated on Trading Day D’ of the previous Pricing Season for which data are available)))/(N’)

where D’ is the number of Trading Days for which data are available at the point of calculation and N’ is the total number of Trading Days in the previous Pricing Season;

and (b) during a Pricing Season, the Forecast Average Price for the Season for that Pricing Season shall equal the Average Price for the Season for that Pricing Season.

Forecast Average Price for the Year – Prior to the start of the Year the Forecast Average Price for the Year shall equal the arithmetic mean of the Year Ahead Forecast Season Price for the two Pricing Seasons falling predominantly within the Year. During the Year the Forecast Average Price for the Year shall equal the Average Price for the Year.

Forecast Environmental Adjustment – the latest estimate as provided by SNL, or as determined by an Expert, of the expected difference between Outturn Electricity Price and Initial Outturn Electricity Price for any Year.

Forecast Initial Outturn Electricity Price – (a) for the Year ending 31 March 2004, the sum of 0.75 times the Forecast Average Price for the Year and 0.25 times the arithmetic mean of each Forecast Average Price for the Month for the twelve Pricing Months falling predominantly within that Year; and (b) for each subsequent Year, the sum of 0.75 times the arithmetic mean of each Forecast Average Price for the Season for the two Pricing Seasons falling predominantly within that Year and 0.25 times the arithmetic mean of each Forecast Average Price for the Month for the twelve Pricing Months falling predominantly within that Year.

Forecast Outturn Electricity Price – the sum of Forecast Initial Outturn Electricity Price and Forecast Environmental Adjustment.

Spot Balance of Season Price – The arithmetic mean across all Agreed Price Reporters of the bid-offer midpoints for the period starting on the first Trading Day of the second Pricing Month falling wholly in the future or the first Trading Day of the Pricing Season, whichever is the later, and ending on the last Trading Day of the Pricing Season. The period mid points should be constructed from the finest granularity bid-offer data available from each Agreed Price Reporter.

Year Ahead Forecast Season Price – The Year Ahead Forecast Season Price for a Pricing Season falling predominantly in a given Year shall equal:

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

((D * (Arithmetic mean of the Daily Price for the Season on the first D Trading Days for which data are available of the two Pricing Seasons that fall predominantly within the previous Year)) + ((N-D)*(the Daily Price for the Season calculated on Trading Day D of the two Pricing Seasons that fall predominantly within the previous Year for which data are available)))/(N), where D is the number of Trading Days for which data are available at the point of calculation and N is the total number of Trading Days in the two Pricing Seasons that fall predominantly within the previous Year

3. THE ACTUAL LEVEL OF AGR GENERATION

The Actual Level of AGR Generation shall represent the total amount of electricity delivered by the AGR Power Stations and the NE AGR Power Stations in the Year to the point on the electricity transmission system at which the Outturn Electricity Price is determined.

The Parties agree that the calculations below shall be used:

For England and Wales Stations:

Actual Level of NE AGR Generation in England and Wales =

Where:

i = BM Units belonging to Reactors in the NE AGR Power Stations that have not permanently ceased generation

j = Settlement Periods in Year

QMij=BMU Metered Volume for BMU i in Settlement Period j

TLMij=BMU Transmission Loss Multiplier for BMU i in Settlement Period j

For Scottish Stations:

Actual Level of SNL AGR Generation in Scotland =

Where:

i= BM Units over the England and Wales system as a whole

j= Settlement Periods in Year

k = BM Units belonging to Reactors in the AGR Power Stations that have not permanently ceased generation

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

QMi j+ = BMU Metered Volume for exporting BMU i in Settlement Period j

QMi j- = BMU Metered Volume for importing BMU i in Settlement Period j

a= the percentage share from time to time determined of the total net system losses attributable to the BM Units that belong to delivering trading units (as those terms are used in paragraph T2 of the Balancing and Settlement Code) for Settlement Period j, which as at the date hereof is 45%.

Vj k= GNN Station output of Reactors in the AGR Power Stations k in Settlement Period j.

GNN Station output represents the electricity sent to the grid net of what is used on the power station site.

Actual Level of AGR Generation = Actual Level of NE AGR Generation in England and Wales + Actual Level of SNL AGR Generation in Scotland.

Where appropriate, the terms above shall be used in the sense in which they are used in the Balancing and Settlement Code.

In the event that the allocation of transmission losses is varied, or BETTA is introduced, or the ownership of any of the AGR Power Stations or the NE AGR Power Stations changes, or any of the terms above ceases to be available to either or both of the Parties, then the Parties shall agree such changes to the above calculation to give effect to the principle outlined in the definition of Actual Level of AGR Generation. In the event that the Parties are unable to reach agreement on such changes, then the matter shall be referred to an Expert for determination.

In the event that some or all of the items of data required to calculate the Actual Level of AGR Generation is not available to BNFL, SNL shall provide BNFL with such items of data that BNFL reasonably requires within 5 Trading Days of BNFL requesting said items of data.

PROTOCOL

Agreed Price Reporters

The Parties shall from time to time agree who shall represent the Agreed Price Reporters. Initially the Agreed Price Reporters shall be:

•	Argus European Energy Report

•	The Heren Report – European Daily Electricity Markets

There shall always be at least one and not more than five Agreed Price Reporters. If the Parties are unable to agree on the Price Reporters then the matter will be referred to an Expert who will be required to determine which Price Reporters shall be the Agreed Price Reporters. The Parties may agree to exclude or adjust a price quoted from one or more Agreed Price Reporters. Any corrections issued by the Agreed Price Reporters after the initial publication of their reports shall be taken into account in these calculations. The Parties may agree to exclude or adjust such corrections.

In the event that the relevant reported market prices become unavailable from any Agreed Price Reporter on either a temporary or permanent basis, or that such prices have ceased to be appropriate for use (e.g. due to illiquidity underlying such index) such that the Outturn Electricity Price calculated by this methodology has ceased to provide a fair reflection of the baseload wholesale electricity prices that the SNL Group’s advanced gas-cooled reactor

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

generation would be exposed to (subject to the specified treatment of any future environmental legislation), the Parties shall agree a suitable alternative, and/or an adjustment to the overall mechanism for the establishment of the Initial Outturn Electricity Price, such that the commercial basis of the agreement is not altered.

In the event of any market developments or other changes, the effect of which is to render any part of the calculation of Outturn Electricity Price unworkable or inappropriate, the Parties will negotiate in good faith to reach an agreement on such changes as are required to preserve the original economic intent. In the event that the Parties are unable to reach agreement on such changes, then the matter shall be referred to an Expert for determination.

Environmental Legislation

In the event that the Parties are unable to reach agreement on the existence of any Environmental Legislation or the treatment of any of the calculations associated with such Environmental Legislation then the matter shall be referred to an Expert for determination. The scope of any Expert determination shall include all aspects of the process of deriving Outturn Electricity Price from Initial Outturn Electricity Price except where both Parties explicitly waive this condition.

Provision of Estimates

SNL shall make good faith estimates of the Forecast Environmental Adjustment as required to meet the timescales of invoicing. In the absence of such an estimate for any particular invoice, the last estimate provided or determined for that Year shall be used, where the initial estimates of Forecast Environmental Adjustment for each Year in the contract are deemed to be zero. In the event of any dispute by BNFL of the level of, or requirement for, such an estimate that is not resolved within 10 Trading Days of the dispute being raised, either Party may refer the matter to an Expert for determination.

SNL shall make good faith estimates of the Forecast AGR Generation in Year as required to meet the timescales of invoicing. In the event of any dispute by BNFL of the level of such an estimate that is not resolved within 10 Trading Days of the dispute being raised, either Party may refer the matter to an Expert for determination.

Expert Determination

If any matter is referred to an independent expert (the Expert) in accordance with this Appendix, the Expert shall be appointed by agreement between the Parties. If the Parties fail to agree upon that appointment within 10 Trading Days of a Party notifying the other Party of its decision to refer the matter to an Expert, the President of the Law Society of England and Wales may appoint the Expert on the application of either Party.

The Expert shall have power to make amendments to this Agreement binding on the Parties consistent with any relevant requirements, purposes or restrictions concerning those amendments expressly provided for in this Agreement. The Parties agree that it is their intention that in the absence of their ability to agree any required amendments to this Agreement, this Agreement should continue and not come to an end or be deemed to be void or voidable in accordance with the doctrine of frustration or any other legal theory. Accordingly, if the Expert is unable to decide upon any amendments based on the express or implied intentions of the Parties, the Expert shall be entitled to have regard to the way in which similar issues or amendments are addressed or are proposed to be addressed by other electricity industry participants and to substitute the Expert’s own view of what is reasonable in all the circumstances.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

The Expert shall act as an expert and not as an arbitrator and shall give his or her determination in writing. In the absence of fraud or manifest error, the determination of the Expert shall be final, conclusive and binding upon the Parties.

The Expert shall determine the procedure to be followed by the Expert for the purpose of making a determination provided that the Parties shall use their respective reasonable endeavours to ensure that he or she makes his or her determination within 20 Trading Days of being appointed. Each of the Parties shall bear one half of the costs of the Expert unless the Expert determines otherwise. Pending the determination of any amendments to this Agreement by the Parties or the Expert, the Parties shall continue to the extent possible to perform their obligations under this Agreement.

Audit

In the event that BNFL is wholly reliant on information provided by SNL to enable BNFL to calculate or check SNL’s calculations of any of the factors required to calculate the Outturn Electricity Price, the Forecast Outturn Electricity Price, or the Actual Level of AGR Generation, SNL shall at all times upon reasonable notice allow BNFL’s auditors, its officers, agents and other persons authorised by BNFL in writing (or, at SNL’s request, an independent auditor agreed between the Parties or appointed by the Expert in the event that the Parties cannot agree) to have access to inspect the basis on which SNL has provided such information. SNL shall keep such books and records as BNFL may reasonably require for the purpose of verifying said information. The records detailed in this clause shall be retained by SNL and made readily available upon reasonable notice for inspection by BNFL, its officers appointed agents or independent auditor as applicable for a minimum period of 2 Years from the date of the record.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

APPENDIX 21

PORTFOLIO MANAGEMENT REPORT AND

MONTHLY UPDATE TO THE PORTFOLIO MANAGEMENT REPORT

The Portfolio Management Report shall include the following information in relation to the supply to SNL of uranics under this Agreement insofar as SNL has made available to BNFL the data required for completion by BNFL of paragraphs 1.1(a) and 1.2:

1.1	a monthly forecast for the following 3 year period in respect of (a) invoiced fuel and (b) procured uranics;

1.2	an annual forecast for the remaining lives of the AGR Power Stations;

1.3	a valuation of Uranium Material held by BNFL for the purpose of supplying fuel to SNL under this Agreement; and

1.4	commencing on 1 April 2005, a summary of planned and actual supplies into and out of the stocks held by BNFL pursuant to this Agreement in respect of each component of uranics or enrichment and conversion services; and

1.5	a summary of uranics transactions in accordance with the Stock and Procurement Strategy.

2. In respect of the items listed in paragraph 1 above, BNFL shall also include in the Portfolio Management Report information relating (but not limited to) the origin of the uranics supplied or to be supplied by BNFL to SNL under this Agreement, relevant safeguards obligation codes of all uranics supplied under this Agreement, and applicable Euratom Supply Agency contract numbers.

3. The items listed in paragraphs 1 and 2 above may be amended upon agreement between SNL and BNFL. Upon agreement as to the proposed amendments, SNL and BNFL shall conclude the amendments to this Appendix in writing, which amendments shall take immediate effect.”

3.2 Save as herein amended the Agreement shall continue in full force and effect.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

4.	TERMINATION CONDITIONS

4.1 If any of the following Termination Conditions has not been satisfied (or waived) on or before 31 December 2004 (or such other date as is referred to in the relevant Termination Condition) or such later date as is agreed by the Parties in order to ensure compliance with any conditions or obligations attached to a decision referred to in Clause 4.1(d)(ii) or if, at any time prior to that date, it becomes apparent that one or more of the Termination Conditions which remain unsatisfied will not be satisfied on or before 31 December 2004 (or such other date as is referred to in the relevant Termination Condition), this Deed shall terminate and the provisions of clause 4.4 below shall apply:

(a)	the documents listed in Schedule 2 having been executed and being subject to no outstanding conditions to their coming into full force and effect, other than any condition in any such document to the effect that the unconditionality of such document is dependent on the unconditionality of this Agreement or any other document listed in Schedule 2;

(b)	prior to the Restructuring Date (as such term is defined in the Standstill Agreement, but save that for the purposes of this Clause, the definition of Restructuring Date shall be deemed not to include any reference to the execution or delivery of this Agreement or any reference to the satisfaction or waiver of the conditions to the effectiveness of this Agreement) BEG(UK) not having received a notice in writing from BNFL, which notice may only be served if the terms agreed between any BEG(UK) Group Company and any of the Material Creditors, particularly with respect to the timing of any payment of any sums, taking into account the respective circumstances of BNFL and such Material Creditor, including the differing types of obligation owed by BEG(UK) Group Companies to BNFL and such Material Creditor, are more favourable to such Material Creditor than those agreed in writing with BNFL or, having received such notice, such notice has been withdrawn by BNFL. BNFL shall withdraw any such advice where the relevant conditions cease to exist. For the purpose of evidencing satisfaction of this Termination Condition, BE shall:

(i)	make to BNFL full and complete disclosure as to the terms applicable to BE’s Material Creditors and HMG; and

(ii)	provide BNFL with sufficient information and data both on BE’s current financial position and on BE’s likely financial position post BE’s solvent Restructuring;

(c)	the entry into by BE of agreements with the Material Creditors and HMG to give effect to the terms of the Restructuring disclosed by BE to BNFL prior to or at the same time as BNFL entering into this Deed, and such agreements not being subject to any outstanding conditions (other than any condition in any such agreement to the effect that the unconditionality of such agreement is dependent on the unconditionality of this Agreement or any other document listed in Schedule 2) and are consistent with the Heads of Terms;

(d)	the Commission of the European Communities (the Commission) adopting a decision or decisions under Article 88(2) of the EC Treaty that:

(i)	the Restructuring does not involve any State aid granted by or through the resources of HMG within the scope of Article 87(1) of the EC Treaty,

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

whether to any member of the BEG(UK) Group or to any other person or undertaking; and/or

(ii)	to the extent that the Restructuring does involve State aid granted by or through the resources of HMG within the scope of Article 87(1) of the EC Treaty, whether to any member of the BEG(UK) Group or to any other person or undertaking, such aid is nevertheless compatible with the common market;

(e)	to the extent that any modification or amendment of this Deed or any agreement or arrangement contemplated by it is required in order for the Commission to be able to adopt a decision referred to in clause (d)(i) above or a decision referred to in clause (d)(ii) above is adopted by the Commission subject to conditions or obligations that require the modification or amendment of this Deed or any agreement or arrangement contemplated by it, any such modifications or amendments being reasonably acceptable in terms and in form to each of BNFL and BE;

(f)	if a decision referred to in clause (d)(ii) above is adopted by the Commission subject to conditions or obligations, such conditions and obligations being in terms and in form reasonably acceptable to each of BE and BNFL and to the extent that such conditions or obligations must be complied with or implemented prior to the date immediately following the date upon which all the Termination Conditions are satisfied any such conditions or obligations having been implemented or otherwise complied with by HMG; and

(g)	prior to the Restructuring Date (as such term is defined in the Standstill Agreement, but save that for the purposes of this Clause, the definition of Restructuring Date shall be deemed not to include any reference to the execution or delivery of this Agreement or any reference to the satisfaction or waiver of the conditions to the effectiveness of this Agreement) BEG(UK) not having received a notice in writing from BNFL, which notice may only be served if, no appropriate assurances from HMG are existing, including arrangements having been made with the relevant BEG(UK) Group Companies and BNFL, with regards to the assumption by HMG of all liabilities associated with all Historic Spent Fuel or, having received such a notice, such notice has been withdrawn. BNFL shall withdraw any such notice where the relevant conditions cease to exist.

For the purposes of this clause 4, Restructuring means the implementation of a restructuring plan intended to achieve the solvent reconstruction and long-term financial viability of the BEG(UK) Group, as described in the State aid notification made by HMG to the Commission on 7 March 2003 (the State Aid Notification) and any other matters or measures arising therefrom.

4.2 Each of BE, BEG(UK) and BNFL undertakes to use reasonable endeavours to ensure the Termination Conditions are satisfied as soon as reasonably practicable and in any event by 31 December 2004, or such other date as is referred to in any such Termination Condition.

4.3 BNFL shall be entitled in its absolute discretion, by written notice (or written notices, from time to time) to the other parties, to waive the Termination Conditions in clauses 4.1(a)-(d) above either in whole or in part (provided that at the same time BNFL waives the equivalent condition (if any) in each of the agreements listed in Schedule 2).

4.4 If this Deed is terminated pursuant to clause 4.1 above:

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

(a)	the Agreement shall be deemed to have continued in full force and effect for all purposes and shall be deemed never to have been amended by the provisions of this Deed;

(b)	all payments made by BEG(UK) pursuant to the provisions of the Agreement amended by this Deed (the Amended Provisions) shall be deemed to have been made pursuant to the unamended equivalent provisions of the Agreement (the Original Provisions); and

(c)	the difference between the payments made by BEG(UK) to BNFL pursuant to the Amended Provisions and the payments which would otherwise have been due pursuant to the Original Provisions shall become immediately due and payable together with interest, in respect of each payment, from the due date of such payment under the Original Provisions until the date of actual payment (both before or after any judgment) accruing at the rate of 2% per annum over the average LIBOR prevailing from the due date to the date of actual payment.

This clause 4.4 shall survive the termination of this Deed.

4.5 BNFL acknowledges and agrees that it will not claim that the terms of the Standstill Agreement fail to satisfy the Termination Condition set out in clause 4.1(b) above. For the avoidance of doubt, so far as concerns the non-binding heads of terms annexed to the Standstill Agreement, this acknowledgement does not extend to any eventual arrangements other than as expressly provided in such heads of terms.

5.	COMPETITION

5.1 Immediately following the signing of this Deed, the parties shall jointly approach HMG to see what assistance the parties may be able to provide to HMG in relation to the State Aid Notification (as defined in clause 4 above) either immediately or at any time whilst the Commission is considering the State Aid Notification and in particular within the framework of an investigation under Article 88(2) of the EC Treaty.

5.2 The parties shall make, on or before 9 April 2003 or such later date as they may agree in respect of this Deed and any other agreement or arrangement contemplated by it, a notification for negative clearance and an application for an individual exemption on Form A/B to the Commission pursuant to Council Regulation (EEC) No. 17/62 (as amended). They shall also discuss and agree upon whether to make a notification and an application for a decision on Form N to the Office of Fair Trading pursuant to The Competition Act 1998 (Director’s Rules) Order 2000.

5.3	The parties shall:

5.3.1	use their reasonable endeavours and co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of the Restructuring, this Deed or any agreement or arrangement contemplated by this Deed (whether such notification or filing is to be made by a party or by HMG) is supplied to the person preparing such notification or filing (or response to any information request) and that such notifications, filings and responses to any information requests are properly, accurately and promptly made and in any event in accordance with any applicable time limit laid down by applicable legislation, or set by the Commission or the Office of Fair Trading (as the case may be) or any extension permitted by the Commission or the Office of Fair Trading (as the case may be);

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

5.3.2	respond promptly and fully to any request for information by the Commission or the Office of Fair Trading (as the case may be) or in relation to the State Aid Notification to be made by HMG, any request for information or other assistance that may be made by HMG;

5.3.3	before making any notification, filing, submission, response or other communication (whether orally, in writing, in electronic format, or otherwise), other than of a purely administrative nature (each a Communication), with the Commission or the Office of Fair Trading (as the case may be) or, in relation to the State Aid Notification to be made by HMG, provide draft copies of the Communication (or in respect of an oral Communication, an indication of the proposed content of such oral Communication), together with copies of any supporting documentation or other relevant material to the other parties and take due consideration of any reasonable comments that the other parties may have, who shall communicate any comments promptly to the party that is proposing to make the Communication; and

5.3.4	keep each other informed on a timely basis of the progress of any notification to or investigation by the Commission or the Office of Fair Trading (as the case may be), including any meetings or conference calls and shall to the extent permitted by the Commission, the Office of Fair Trading or HMG (as the case may be) permit the other parties and their advisers to attend any such meetings or participate in any such conference calls.

5.4 Nothing in clause 5.3 above shall require a party to provide to the other parties any confidential information or business secrets relating to any business of their respective group, insofar as the provisions of such information does not infringe any UK or EC competition laws. Furthermore, nothing in clause 5.3 or elsewhere in this Deed shall require BE or any member of the BEG(UK) Group to provide any communication or other information (whether orally, in writing, in electronic format or otherwise) to BNFL in connection with the financial position of BE or of any member of the BEG(UK) Group or with any financial assistance of any kind whatsoever that HMG may provide BE or any member of the BEG(UK) Group during the consideration by the Commission of the Restructuring, including in connection with the aid measures approved by the Commission on 27 November 2002.

5.5 Following the making of the notifications referred to in clauses 5.1 and 5.2, the parties shall use their reasonable endeavours to ensure, and shall not take any steps or commit any act that may reasonably be considered as prejudicial to, the obtaining of a decision by the Commission that the Restructuring does not involve unlawful State aid and a negative clearance, exemption, or analogous decision (or decisions) by the Commission and/or the Office of Fair Trading under Article 81(1) EC and/or the Competition Act 1998 (as the case may be) in relation to this Agreement or any agreement or arrangement contemplated by this Agreement.

5.6 If, notwithstanding the parties’ compliance with their obligations under clause 5.5, in relation to any notification, filing or investigation (whether made by the parties or HMG) the Commission and/or the Office of Fair Trading (as the case may be) shall indicate, or it becomes reasonably apparent to the parties or HMG that the Commission and/or the Office of Fair Trading (as the case may be) may indicate, that any provision of the Restructuring, this Deed or any agreement or arrangement contemplated by it, requires to be amended, modified or deleted in order to obtain approval of the Restructuring or this Deed (or the granting of negative clearance, an individual exemption or any similar or analogous decision), the parties shall promptly meet to enter into good faith negotiations with a view to meeting the requirements of the Commission and/or the Office of Fair Trading provided that if any modifications or amendments to this Deed or any agreement or arrangement contemplated by

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

it are required or advisable any such modifications or amendments are reasonably acceptable to BNFL and BE.

6.	PARENT-COMPANY GUARANTEE AND FURTHER ASSURANCE

6.1 In consideration of BNFL entering into this Deed, BE unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by BEG(UK) (to the extent that performance by BE would not be illegal) of all its obligations under or pursuant to the Agreement (as amended by this Deed) and this Deed. BE shall take all reasonable steps within its powers to ensure that it is not illegal for it to comply with its obligations under this clause 6.

6.2 BE acknowledges that, although BEG is not a party to the Agreement, the co-operation of BEG is necessary to implement and/or give effect to the Agreement. BE agrees to procure the performance by BEG of all further acts and things as BNFL may reasonably require to implement and/or give effect to the Agreement (as amended by this Deed) and the transactions contemplated by it and for the purpose of vesting in BNFL the full benefit of the Agreement (as amended by this Deed).

6.3 BE’s liability under this clause 6 shall not be discharged or impaired by:

(a)	any amendment to or variation of the Agreement or this Deed, or any waiver of or departure from their terms, or any assignment of either of them or any part of them (including any assignment pursuant to Clause 20 of the Agreement), or any document entered into under the Agreement or this Deed;

(b)	any release of, or granting of time or other indulgence to, BEG(UK) or any third party, or the existence or validity of any other security taken by BNFL in relation to the Agreement or this Deed or any enforcement of or failure to enforce or the release of any such security;

(c)	any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, BEG(UK) or any other person (or any act taken by BNFL in relation to any such event); or

(d)	any other act, event, neglect or omission whatsoever (whether or not known to BEG(UK), BNFL or BE) which would or might (but for this clause) operate to impair or discharge BE’s liability under this clause or any obligation of BEG(UK) or to afford BE or BEG(UK) any legal or equitable defence.

6.4 In relation to each obligation of BEG(UK) guaranteed by BE pursuant to clause 6.1 above, BE’s liability under clause 6.1 above shall not be greater than that which BEG(UK) would incur towards BNFL in respect of that obligation.

6.5 In the event that BEG(UK) ceases to be a subsidiary of BE, BE shall forthwith notify BNFL thereof and, at the request of BNFL, BE shall assign and part with its rights and obligations under (a) the Agreement (as amended by this Deed) and this Deed, and (b) all other agreements and deeds entered into by BE, BNFL and either BEG or BEG(UK) (as the case may be) under which BE has any rights or obligations, to the ultimate holding company of BEG(UK), subject to BE being released and discharged from all obligations, duties, and liabilities under the Agreement (as amended by this Deed) and this Deed and any such other agreements and deeds.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

7.	ACKNOWLEDGEMENTS BY BE AND BEG(UK)

7.1 BE and/or BEG(UK) have from time to time in the past made various statements concerning the terms of the Agreement and certain other agreements between BNFL and BEG(UK) Group Companies, including, inter alia, that certain terms of the Agreement and such other agreements infringe or have infringed EU and/or UK competition law and circumstances exist or have existed that entitle or have entitled BEG(UK) to invoke the “hardship” provisions of the Agreement and other agreements (the Past Statements).

7.2 In consideration of BNFL entering into this Deed, each of BE and BEG(UK) hereby acknowledges and agrees, for itself and on behalf of each BEG(UK) Group Company, that:

(a)	BNFL’s sole reason for entering into this Deed is to participate in a process that is intended to lead to the solvent restructuring of BE with a view to ensuring the long term financial viability of a valuable customer;

(b)	any amendments to the Agreement under the terms of this Deed do not represent an admission by BNFL (whether express or implied) that any of the Past Statements have any merit or foundation; and

(c)	neither it nor any BEG(UK) Group Company shall bring any claim in relation to the subject matter of the Past Statements, the Heads of Terms or the arrangements contemplated by the Heads of Terms (whether implemented in this Deed or otherwise), in particular any claim that any of the terms of the Agreement, this Deed or the Heads of Terms infringe EU or UK competition law or that hardship conditions exist or have existed.

8.	INCONSISTENCY

In the event of any inconsistency between this Deed and provisions contained in or incorporated into the Agreement this Deed shall prevail.

9.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with English law.

10.	DISPUTE RESOLUTION

10.1 In the event a dispute, controversy or claim arises out of or in connection with this Deed (including any question regarding its existence, validity or termination) (Dispute), a party may give the other parties notice that a Dispute has arisen (a Dispute Notice). Following the service of the Dispute Notice the parties shall use all reasonable endeavours to settle such Dispute amicably within a period of 60 calendar days (or such longer period as the parties may mutually agree) starting from the date of receipt of the Dispute Notice by the relevant party. In the event that the parties are unable to settle any Dispute within such 60 calendar day period (or such longer period), then such Dispute shall be referred for resolution by negotiation between the respective Chief Executives of BE and BNFL. If the parties are unable to settle a Dispute by such negotiation within 60 calendar days (or such longer period as the parties may mutually agree) of it being referred to the Chief Executives, then such Dispute shall be referred to arbitration in accordance with the terms of clause 10.2 below.

10.2 Subject to clause 10.1 above, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference

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into this Clause. The tribunal shall consist of one arbitrator. The seat of the arbitration shall be London. The language of the arbitration shall be English.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

SCHEDULE 1

AMENDMENT AGREEMENTS

1.	Side letter dated 30 March 1995

2.	Deed of amendment no 2 dated 29 March 1996.

3.	Supplementary Fuel Supply Agreement dated 3 June 1997.

4.	Side letter dated 8 August 1997.

5.	Supplemental letter headed “Applicability of certain Terms and Conditions contained in contracts pertaining to the Supply of AGR Fuel by BNFL to Nuclear Electric Ltd (“NE”) and Scottish Nuclear Limited (“SN”) in relation to the use of the Central Fuel Store” dated 21 December 1998.

6.	Supplemental letter headed “Amendment Number 1” dated 6 January 1999.

7.	Supplemental letter headed “Amendment Number 2” dated 11 April 2001

8.	Supplemental letter headed “Amendment Number 3” dated 11 April 2001.

9.	Supplemental letter headed “Amendment Number 4” dated 11 April 2001.

10.	Supplemental letter headed “Amendment Number 5” dated 25 June 2001.

11.	Supplemental letter headed “Amendment Number 6” dated 27 November 2001.

12.	Supplemental letter headed “Amendment Number 7” dated 27 November 2001.

13.	Supplemental letter headed “Amendment Number 8” dated 27 November 2001.

14.	Supplemental letter headed “Amendment Number 9” dated 27 November 2001.

15.	Supplemental letter headed “Amendment Number 10” dated 27 November 2001.

16.	Deed of amendment no 2 (also known as “Amendment Number 11”) dated 15 March 2002.

17.	Supplemental letter headed “Amendment Number 12” dated 30 September 2002.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

SCHEDULE 2

DOCUMENTS FOR TERMINATION CONDITIONS

Part A: Agreements between BNFL and BEG

1.	BACK-END AGREEMENTS

1.1 The Agreement for New Spent Fuel Management Services to be entered into between BNFL, BEG and BE.

1.2 Deed of Amendment to be entered into between BNFL and BEG, relating to the agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and Related Services between BNFL and Nuclear Electric plc dated 31 March 1995, as amended and novated.

1.3 Deed of Amendment to be entered into between BNFL and BEG, relating to the agreement for Spent Fuel Management Services between BNFL and Nuclear Electric Limited dated 3 June 1997 as amended.

1.4 Deed of Amendment to be entered into between BNFL and BEG, relating to the agreement for Oxide Flask Maintenance between BNFL and Nuclear Electric plc dated 31 March 1996, as amended and novated.

1.5 Deed of Amendment to be entered into between BNFL and BEG, relating to the new agreement for Oxide Flask Maintenance between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended.

1.6 Deed of Amendment to be entered into between BNFL and BEG, relating to the agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended.

1.7 Deed of Amendment to be entered into between BNFL and BEG, relating to the agreement for Oxide Miscellaneous Services between BNFL and Nuclear Electric plc dated 31 March 1996, as amended and novated.

2.	FRONT-END AGREEMENTS

2.1 Deed of Amendment and Guarantee between BNFL, BEG and BE dated the same date as this Deed, relating to the Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended.

2.2 Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors from 1 April 2006 between BNFL, BEG and BE dated the same date as this Deed.

Part B: Agreements between BNFL and BEG(UK)

1.	BACK-END AGREEMENTS

1.1 The Agreement for New Spent Fuel Management Services to be entered into between BNFL, BEG(UK) and BE.

BNFL/BEG(UK) COMMERCIAL IN CONFIDENCE

1.2 Deed of Amendment to be entered into between BNFL, BEG(UK) and BE, relating to the agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and Related Services between BNFL and Scottish Nuclear Limited dated 30 March 1995, as amended, and to the agreement for the Long Term Storage of Irradiated Oxide Fuel and Related Services dated 30 March 1995 between BNFL and Scottish Nuclear Limited, as amended.

1.3 Deed of Amendment to be entered into between BNFL and BEG(UK), relating to the agreement for Oxide Flask Maintenance between BNFL and Scottish Nuclear Limited, dated 29 March 1996, as amended.

1.4 Deed of Amendment to be entered into between BNFL and BEG(UK), relating to the new agreement for Oxide Flask Maintenance Services between BNFL and Scottish Nuclear Limited, dated 3 June 1997, as amended.

1.5 Deed of Amendment to be entered into between BNFL and BEG(UK), relating to the agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Scottish Nuclear Limited, dated 3 June 1997, as amended.

1.6 Deed of Amendment to be entered into between BNFL and BEG(UK), relating to the agreement for Oxide Miscellaneous Services between BNFL and Scottish Nuclear Limited, dated 29 March 1996, as amended.

2.	FRONT-END AGREEMENTS

2.1 Agreement for the Supply of Fuel for Use in Advanced Gas Cooled Reactors from 1 April 2006 between BNFL, BEG(UK) and BE dated the same date as this Deed.

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IN WITNESS WHEREOF the Parties have caused this Deed to be duly executed as their Deed the day and year first before written

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY GENERATION	)
(UK) LIMITED	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

The Common Seal of	)
BRITISH NUCLEAR FUELS plc	)
was hereunto affixed in the presence of	)

Director

Secretary/Director

EXECUTED as a DEED by	)
)
as attorney for	)
BRITISH ENERGY plc	)

in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness: